Exhibit 99(d)(14)

AMENDMENT NO. 6 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of July 6, 2001 as follows, effective February 23, 2006.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)
TCW Conservative Life Plan Fund	0.00%
TCW Moderate Life Plan Fund	0.00%
TCW Aggressive Life Plan Fund	0.00%
TCW Global Balanced Aggressive Life Plan Fund	0.00%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Philip K. Holl	By:	/s/ Alvin R. Albe, Jr.
Philip K. Holl Secretary		Alvin R. Albe, Jr. President and Chief Executive Officer

	By:	/s/ Michael E. Cahill
Michael E. Cahill Senior Vice President and General Counsel

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Philip K. Holl	By:	/s/ Alvin R. Albe, Jr.
Philip K. Holl Assistant Secretary		Alvin R. Albe, Jr. President & Chief Executive Officer

	By:	/s/ Michael E. Cahill
Michael E. Cahill Group Managing Director, General Counsel and Secretary